Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Record Revenue for the Fourth Quarter of 2003

Orders, Revenue and Earnings Exceed Guidance

HILLSBORO, Ore., February 4, 2004  — FEI Company (NASDAQ: FEIC) exceeded its guidance for orders, sales and earnings with its reported financial results for the fourth quarter of 2003.  Net sales of $97.7 million for the fourth quarter ended December 31, 2003 marked the highest quarterly total in the company’s history.  Net sales in the latest quarter increased 11% compared with net sales of $88.0 million in the third quarter of 2003 and increased 15% compared with net sales of $85.2 million in the fourth quarter of 2002.  GAAP earnings per share for the fourth quarter of 2003 were $0.10, above the guidance range of $0.04 to $0.08, and compared with earnings per share of $0.02 in the third quarter and a loss per share of $0.11 in the fourth quarter of 2002.

Bookings in the fourth quarter totaled $101.5 million, resulting in a book-to-bill ratio of 1.04 and an ending backlog of $121.6 million at December 31, 2003.  Bookings increased 9% compared with the third quarter and 13% compared with the prior year’s fourth quarter.

“Orders, sales, net income and cash were all up in FEI’s fourth quarter,” said Vahé A. Sarkissian, chairman, president and chief executive officer. “Our record fourth quarter revenue was driven by the success of our new family of small DualBeamTM products in a range of nanotechnology markets, including semiconductors, materials science and life sciences.  While our operating margins were affected by the strength of the euro compared with the U.S. dollar, that pressure was more than offset by positive non-operating income as a result of the currency hedging program we instituted in 2003.”

Revenue for the full year 2003 was $361.0 million, up 6% from $341.4 million in 2002.  Earnings per share for the year were $0.21 per diluted share, compared with $0.26 in 2002.  Bookings for 2003 of $358.5 million were up 9% from $329.3 million in 2002.

Microelectronics product revenues in the fourth quarter were up 2% compared with the third quarter.  Electron Optics revenue was up 18% compared with the third quarter due to seasonally strong sales of scanning and transmission electron microscopes.  Component revenue was up 15% sequentially, while Service revenue increased 20% from the third quarter of 2003.  By market, sequential sales to semiconductor customers grew 25% and sales to institute and industrial customers grew 19%, while data storage sales declined in the quarter as customers absorbed initial purchases of the company’s new product offerings.

The gross margin for the quarter was 38.9% compared to 40.1% the previous quarter, due primarily to the weakness of the U.S. dollar compared with the euro.  Operating expenses increased by $2.4 million compared to the previous quarter due to a range of factors, including the weakness of the dollar, additional commissions and bonuses on higher-than-expected revenue, additions to reserves and expenses for the global sales meeting and additional payroll days in the fourth quarter.  Operating expenses in the fourth quarter also included amortization of intangibles of $1.3 million and a credit of $0.6 million for restructuring and reorganization charges.

Other income, exclusive of net interest expense of $1.4 million, was $4.3 million in the fourth quarter, compared with other income (excluding net interest expense) of $0.4 million in the third quarter.  The increase was primarily due to increased income related to the company’s currency hedging program, which is designed to offset the impact of weakness in the dollar on the company’s financial results.

GAAP earnings were $3.3 million or $0.10 per diluted share, compared to $0.7 million or $0.02 per share in the preceding quarter and a net loss of $3.5 million or $0.11 per share inclusive of restructuring charges in the fourth quarter of 2002.

Cash provided by operations was $23.1 million for the quarter, and capital spending for the quarter was $9.0 million.  Inventory turnover improved in the quarter and accounts receivable days sales outstanding declined to 97 from 113 in the prior quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $322.0 million, convertible debt of

$295.0 million (due in 2008) and shareholders’ equity of $354.6 million as of December 31, 2003.

“With demand for nanotechnology tools across a range of markets, we are cautiously optimistic about further growth for FEI in 2004.  We continue to work on the key issues that will drive growth and higher margins, including strategic changes in our manufacturing base and ongoing investment in product and market development,” concluded Sarkissian.

First Quarter 2004 Guidance

Although FEI generally experiences seasonal softening of demand for its products between the fourth quarter of one year and the first quarter of the following year, the company currently expects revenues for the first quarter of 2004 to be approximately level with the fourth quarter.  GAAP earnings are anticipated to be in the range of $0.05 to $0.09 per share, basic and diluted.  For reasons why the company’s actual results may differ from guidance please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PST Wednesday, February 4, 2004

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-888-428-4470 (domestic, toll-free) or +1-612-332-0226 and supplying the pass code: FEI Q4 Results. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701 (US) or +1-320-365-3844 (international) and entering the access code 718032.

About FEI:

FEI Company provides advanced tools to a range of nanotechnology markets including semiconductors, materials science, life science and data storage. Its sophisticated ion and electron beam products, market-leading DualBeam™ systems, and productivity-enhancing automation software packages enable researchers and manufacturers to fabricate and modify nano-based structures and view and analyze them in three dimensions down to the atomic level.  The company has been paving the way for nanoscale exploration and discovery since 1971.  It currently has more than $350 million in revenue, consistent profitability, manufacturing and development facilities in North America and Europe, and service operations in more than 40 countries worldwide. For more information visit: www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the first quarter of 2004, statements about new product acceptance, market leadership and expansion, order growth, product revenues, future earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued strength of the upturn in the semiconductor manufacturing market; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions as planned; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; unfavorable business conditions and growth in the general economy, both domestic and foreign; fluctuations in interest and exchange rates; additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Thirteen Weeks Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

NET SALES	$97,736	$85,193	$360,977	$341,381
COST OF SALES	59,745	50,345	215,666	191,568
Gross profit	37,991	34,848	145,311	149,813

OPERATING EXPENSES:
Research and development	13,475	11,043	46,312	42,483
Selling, general and administrative	21,955	18,344	77,463	71,531
Amortization of purchased intangibles	1,266	1,204	5,069	4,817
Purchased in-process research and development	—	—	1,240	—
Merger costs	—	2,988	—	6,839
Restructuring, reorganization and relocation costs	(622)	5,529	1,678	5,529
Total operating expenses	36,074	39,108	131,762	131,199

OPERATING INCOME	1,917	(4,260)	13,549	18,614

OTHER INCOME (EXPENSE):
Interest income	993	1,523	4,868	6,809
Interest expense	(2,441)	(2,620)	(11,470)	(11,067)
Other income (expense), net	4,287	(201)	3,790	(688)
Total other expense, net	2,839	(1,298)	(2,812)	(4,946)

INCOME BEFORE TAXES	4,756	(5,558)	10,737	13,668

INCOME TAX EXPENSE	1,450	(2,028)	3,543	4,990

NET INCOME	$3,306	$(3,530)	$7,194	$8,678

PER SHARE DATA:
Basic earnings per share	$0.10	$(0.11)	$0.22	$0.27
Diluted earnings per share	$0.10	$(0.11)	$0.21	$0.26

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,141	32,457	32,930	32,493
Diluted	34,182	32,457	33,821	33,460

FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$236,488	$167,423
Short-term investments	63,480	54,176
Receivables	103,562	89,111
Inventories	102,315	86,224
Deferred income taxes	32,517	18,934
Other	13,155	6,061

Total current assets	551,517	421,929

NON-CURRENT INVESTMENTS	22,068	52,031

PROPERTY PLANT AND EQUIPMENT	69,392	56,702

PURCHASED TECHNOLOGY, NET	27,105	25,863

GOODWILL, NET	41,423	32,859

OTHER ASSETS	55,835	47,095

TOTAL	$767,340	$636,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$35,422	$35,179
Current accounts with Philips	4,223	5,629
Accrued payroll liabilities	8,285	8,522
Accrued warranty reserves	10,500	13,631
Deferred revenue	29,963	29,741
Income taxes payable	3,108	9,532
Accrued restructuring, reorganization and relocation costs	2,104	5,202
Other current liabilities	17,057	16,954

Total current liabilities	110,662	124,390

CONVERTIBLE DEBT	295,000	175,000

DEFERRED INCOME TAXES	2,662	7,561

OTHER LIABILITIES	4,441	2,603

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,153 and 32,647 shares issued and outstanding at December 31, 2003 and December 31, 2002	326,791	325,203
Note receivable from shareholder	(1,506)	(1,116)
Accumulated earnings (deficit)	5,504	(1,690)
Accumulated other comprehensive income	23,786	4,528

Total shareholders’ equity	354,575	326,925

TOTAL	$767,340	$636,479

FEI COMPANY

Supplemental Data INTERNAL ONLY

($ In Millions Except Per Share Amounts)

	Q4 Ended 12/31/2003	Q3 Ended 9/28/2003	Q4 Ended 12/31/2002
Income Statement Highlights
Consolidated sales	$97.7	$88.0	$85.2
Gross margin	38.9%	40.1%	40.9%
R & D spending	$13.5	$12.0	$11.0
R & D (% of sales)	13.8%	13.6%	13.0%
SG&A	$22.0	$18.3	$18.3
SG&A (% of sales)	22.5%	20.8%	21.5%
Net income - GAAP	$3.3	$0.7	$(3.5)
Diluted earnings per share - GAAP	$0.10	$0.02	$(0.11)
Sales by Business Segment
MicroElectronics	$39.2	$38.6	$26.5
Electron Optics	$31.6	$26.7	$36.6
Service	$23.9	$20.0	$19.7
Components	$3.1	$2.7	$2.3
Bookings
Total	$101.5	$92.7	$89.9
Book to bill ratio	1.04	1.05	1.06
MicroElectronics	$34.9	$41.8	$28.4
Electron Optics	$39.3	$27.3	$40.8
Service	$24.1	$21.1	$19.7
Components	$3.2	$2.5	$1.0
Backlog - total	$121.6	$117.9	$124.1
Backlog - Service	$27.5	$27.3	$22.7
Balance Sheet Highlights
Cash, equivalents, investments	$322.0	$311.2	$273.6
Operating cash (used) generated	$23.1	$(8.2)	$22.0
Accounts receivable	$103.6	$108.8	$89.1
Days sales outstanding (DSO)	97	113	94
Inventory turnover	2.3	2.2	2.3
Inventories	$102.3	$96.5	$86.2
Property, plant and equipment	$69.4	$67.3	$56.7
Fixed asset investment (during quarter)	$9.0	$5.8	$6.3
Depreciation expense	$4.3	$3.9	$4.0
Current liabilities	$110.7	$100.9	$124.4
Working Capital	$440.9	$390.0	$297.5
Shareholders’ equity	$354.6	$321.6	$326.9
Headcount (permanent and temporary)	1,656	1,655	1,613
Sales by Market Sector
Semiconductor	$44.1	$35.3	$27.1
Data Storage	$3.0	$10.2	$2.6
I & I	$50.6	$42.5	$55.4
Sales by Geography
North America	$33.7	$34.8	$36.7
Europe	$33.8	$26.5	$29.2
Asia Pacific	$30.3	$26.8	$19.2